v I V I C

Service Agreement

This Agreement is made on July 1, 2020 and effective for the period from July 1 to December 31, 2020 between :

Party A: Vivic Corp., located at 187 E. Warm Springs Road, PMB#B450 Las Vegas, NV. 89119, and Party B: GO RIGHT HOLDINGS LIMITED, located at Vistra Corporate Services Centre, Suit 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles

Service Rendered

Party B renders the following services to Party A: -

" ShenWei marina in china planning and strategy layout.

" Chung Wu Marina in china planning and strategy layout.

" China Yacht club marketing research and oral presentation.

" Electrical yacht design rendering.

Service Fee

The service fees from July 1 to September 30, 2020 and October 1 to December 31, 2020 are USDIOO,OOO and USDIOO,OOO respectively. The total service fee for this Agreement is USD200,OOO which is due and payable by July 31, 2020.

If Any payment past due , the payment can be accepted to converted into common shares at the unit price of US$O.25

Termination of Agreement

Termination of this agreement can be made by giving 30 calendar days written notice to each other or otherwise agreed by both parties.

Others

This agreement is made under the law of Taiwan or otherwise agreed by both parties.

Party A:	Party B:
For and on behalf of	For and on behalf of
Vivic Corp.	Go right Holding Limited

For and on behalf of

VI VIC CORPOT?